Exhibit 10.2

Execution Version

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 17, 2026, by and among Green Equity Investors VI, L.P., a Delaware limited partnership, Green Equity Investors Side VI, L.P., a Delaware limited partnership, LGP Associates VI-A LLC, a Delaware limited liability company, LGP Associates VI-B LLC, a Delaware limited liability company (each, a “Principal Stockholder” and, collectively, the “Principal Stockholders”), Mister Car Wash, Inc., a Delaware corporation (the “Company”), and MCW Parent, LP, a Delaware limited partnership (“Parent”). Each of the Principal Stockholders, the Company, and Parent are sometimes referred to as a “Support Agreement Party.” Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, each Principal Stockholder is the sole record and beneficial owner of the number of shares of Company Common Stock set forth opposite such Principal Stockholder’s name on Section 4.6 of the Parent Disclosure Letter (with respect to such Principal Stockholder, the “Owned Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent, Boson Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and, solely for the purposes of the Borrower Provisions (as defined in the Merger Agreement), Mister Car Wash Holdings, Inc., a Delaware corporation and wholly owned Subsidiary of the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”) pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation of the Merger;

WHEREAS, the Special Committee has unanimously (i) determined that the terms of the Merger Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Unaffiliated Company Stockholders and (ii) made the Special Committee Recommendation;

WHEREAS, the Company Board has, acting upon the Special Committee Recommendation at a meeting attended by each member of the Company Board other than the Recused Directors, by unanimous vote of all directors in attendance, (i) determined that the terms of the Merger Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company Stockholders (in their capacity as such), (ii) determined that it is in the best interests of the Company Stockholders (in their capacity as such), and declared it advisable, to enter into the Merger Agreement and the other Transaction Documents to which the Company is a party (including this Agreement), (iii) approved the execution and delivery by the Company of the Merger Agreement and the other Transaction Documents to which the Company is a party (including this Agreement), the performance by the Company of its covenants and other obligations hereunder and thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement, (iv) made the Company Board Recommendation, and (v) directed that the Merger Agreement be submitted to the Company Stockholders for their adoption upon the terms and subject to the conditions of the Merger Agreement; and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Principal Stockholders and Parent agree to, and the Principal Stockholders and Parent have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Support Agreement Parties, intending to be legally bound, agree as follows:

1. Representations and Warranties of the Principal Stockholders and Parent. Each of the Principal Stockholders hereby represents and warrants to the Company, as to itself, and Parent hereby represents and warrants to the Company, as to itself and as to each Principal Stockholder, as follows:

a. Organization; Good Standing. Such Principal Stockholder and Parent, as applicable, is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization.

b. Power; Enforceability. Such Principal Stockholder and Parent, as applicable, has the requisite power and authority to execute and deliver this Agreement and perform its covenants and obligations hereunder. The execution and delivery of this Agreement by such Principal Stockholder and Parent, as applicable, and the performance by such Principal Stockholder and Parent, as applicable, of its covenants and obligations hereunder have been duly authorized and approved by all necessary actions on the part of such Principal Stockholder and Parent, as applicable, and no additional actions on the part of such Principal Stockholder or Parent, as applicable, are necessary to authorize the execution and delivery of this Agreement by such Principal Stockholder or Parent, as applicable, or the performance by such Principal Stockholder, or Parent, as applicable, of its covenants and obligations hereunder. This Agreement has been duly executed and delivered by such Principal Stockholder and Parent, as applicable, and, assuming the due authorization and execution by the Company, constitutes a legal, valid and binding obligation of such Principal Stockholder and Parent, as applicable, enforceable against such Principal Stockholder and Parent, as applicable, in accordance with its terms, subject to the Enforceability Limitations.

c. Non-Contravention. The execution and delivery of this Agreement by such Principal Stockholder and Parent, as applicable, and the performance by such Principal Stockholder and Parent, as applicable, of its covenants and obligations hereunder do not (i) violate or conflict with any provision of the organizational documents of such Principal Stockholder or Parent, as applicable; (ii) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract to which such Principal Stockholder or Parent, as applicable, is a party or by which such Principal Stockholder, or Parent, as applicable, or any of its properties or assets may be bound; (iii) violate or conflict with any Law applicable to such Principal Stockholder or Parent, as applicable, or by which any of its properties or assets are bound; or (iv) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of such Principal Stockholder or Parent, as applicable, except in the case of each of clauses (ii), (iii) and (iv) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Principal Stockholder or Parent, as applicable, to fully perform its covenants and obligations pursuant to this Agreement.

d. Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of such Principal Stockholder or Parent, as applicable, in connection with (i) the execution and delivery of this Agreement by such Principal Stockholder or Parent, as applicable, or (ii) the performance by such Principal Stockholder or Parent, as applicable, of its covenants and obligations pursuant to this Agreement, except (a) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (b) compliance with any applicable requirements of the HSR Act and Antitrust Laws and (c) such Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Principal Stockholder or Parent, as applicable, to fully perform its covenants and obligations pursuant to this Agreement.

e. Ownership of Company Securities; Voting Power. Except for the Owned Shares, as of the date hereof, such Principal Stockholder does not beneficially own, directly or indirectly, any Company Securities or have any rights to acquire, directly or indirectly, any Company Securities or any interest therein. As of the date hereof, such Principal Stockholder is the sole record and beneficial owner of its Covered Securities (as defined herein), free and clear of any and all liens and free of any other limitation or restriction and free of any voting trusts, proxies, powers of attorney or other agreements, arrangements or understandings concerning voting or disposition, and has the sole right to vote and direct the vote of (including by duly executing and delivering written consents, such as the Written Consent), and the sole right to dispose of and direct the disposition of, its Covered Securities, with no restrictions on such Principal Stockholder’s right of voting or disposition pertaining thereto and no Person other than such Principal Stockholder has any right to direct or approve the voting or disposition of any such Covered Securities. Without limiting the generality of the foregoing, other than this Agreement, such Principal Stockholder has not entered into any voting agreement with any Person with respect to any of its Covered Securities, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of its Covered Securities, deposited any of the Covered Securities in a voting trust, or entered into any arrangement or agreement with any Person limiting or affecting such Principal Stockholder’s legal power, authority, or right to vote (including by written consent) its Covered Securities on any matter.

f. Legal Proceedings; Orders. There are no Legal Proceedings pending or, to the knowledge of such Principal Stockholder or to the Knowledge of Parent, as applicable, threatened against such Principal Stockholder that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of such Principal Stockholder to fully perform its respective covenants and obligations pursuant to this Agreement or any other Transaction Document to which such Principal

Stockholder is a party. Such Principal Stockholder is not subject to any Order of any kind or nature that would reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of such Principal Stockholder to fully perform its respective covenants and obligations pursuant to this Agreement or any other Transaction Document to which such Principal Stockholder is a party.

g. Delivery of Written Consent. Immediately prior to the execution and delivery of the Merger Agreement, such Principal Stockholder duly executed and delivered the Written Consent. The Written Consent has not been revoked, rescinded, withdrawn, superseded, amended or modified in any way by such Principal Stockholder.

h. Reliance.

i. Such Principal Stockholder acknowledges and agrees that it is not acting in reliance on any representation or warranty, express or implied, in entering into this Agreement.

ii. Such Principal Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Principal Stockholder’s execution, delivery and performance of this Agreement and the representations and warranties of such Principal Stockholder contained herein.

i. No Brokers. No broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses, from the Company prior to the Effective Time in connection with the transactions and obligations contemplated hereby based upon arrangements made by or on behalf of such Principal Stockholder (it being acknowledged that the Committee Financial Advisors have been retained by the Company and the Special Committee and not by or on behalf of the Principal Stockholders).

2. Covenants of the Principal Stockholders and Parent. Each Principal Stockholder and Parent, as applicable, covenants and agrees as follows:

a. Covered Securities. Any shares of capital stock or other equity securities of the Company that are issued to any Principal Stockholder, or that any Principal Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, after the date of this Agreement and prior to the valid termination, in accordance with Section 3.a, of this Section 2.a, whether pursuant to purchase, upon exercise, exchange or conversion of any and all options, rights or other securities, or through any other transaction (“New Shares”), shall automatically be subject to the terms and conditions of this Agreement to the same extent as if they comprised the Owned Shares as of the date hereof. Each Principal Stockholder shall promptly notify the Company and the Special Committee in writing of the number and class of New Shares acquired and describe such acquisition in reasonable detail (other than in the case of an issuance of New Shares to such Principal Stockholder by the Company). The Owned Shares and any New Shares with respect to any Principal Stockholder, but excluding any shares of capital stock or other equity securities of the Company Transferred to a third party transferee in a manner not prohibited under this Agreement, are referred to collectively in this Agreement as the “Covered Securities”

of such Principal Stockholder. In the event of any stock split, reverse stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction involving the capital stock of the Company affecting the Covered Securities, the terms of this Agreement shall apply to the resulting securities and the term “Covered Securities” shall be deemed to refer to and include such securities.

b. Written Consent. Each Principal Stockholder irrevocably and unconditionally agrees that it shall not, without the prior written consent of the Special Committee, revoke, rescind, withdraw, supersede, amend or modify in any way the Written Consent. In the event that the Merger Agreement is amended, supplemented or otherwise modified in accordance with its terms after the execution and delivery of the Written Consent and to the extent such amendment, modification or supplement is required by the DGCL and/or the Company’s organizational documents to be approved by stockholders, each Principal Stockholder, at the request of the Company (acting at the direction of the Special Committee), shall promptly (and in any event within three (3) Business Days) execute and deliver, or cause to be executed and delivered, to the Company a new written consent in substantially the form of the Written Consent, covering all of such Principal Stockholder’s Covered Securities, which adopts the Merger Agreement (as amended, supplemented or otherwise modified) and approves the transactions contemplated by the Merger Agreement (as so amended, supplemented or otherwise modified).

c. Specified Superior Proposal. If (1) a Specified Superior Proposal is approved by the Company Board (acting upon the recommendation of the Special Committee) in accordance with Section 5.3 of the Merger Agreement and (2) the Merger Agreement is terminated in accordance with Section 8.1(f) thereof solely based upon the execution and delivery of an Alternative Acquisition Agreement providing for such Specified Superior Proposal (“Specified Superior Proposal Agreement”) by the parties thereto (an “Accepted Specified Superior Proposal”), each Principal Stockholder shall, no later than twelve (12) hours following receipt of written notice of termination from the Company, duly execute and deliver, or cause to be executed and delivered, to the Company a written consent, in substantially the form of the Written Consent, adopting the Specified Superior Proposal Agreement and approving the transactions contemplated thereby (a “Specified Superior Proposal Written Consent”). Such Specified Superior Proposal Written Consent will, by its terms, be effective upon the later to occur of its execution and execution of the Specified Superior Proposal Agreement. From the time of any termination of this Agreement pursuant to Section 3.a.i.3 as a result of an Accepted Specified Superior Proposal until the due execution and delivery of the Specified Superior Proposal Written Consent, no Principal Stockholder may Transfer any Covered Securities to any other Person, and any Transfer in violation of this Section 2.c shall be null and void ab initio.

d. Agreement to Vote. Subject to the terms of this Agreement, each Principal Stockholder hereby irrevocably and unconditionally agrees that, during the time this Section 2.d is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Principal Stockholder shall, in each case, to the fullest extent that such Principal Stockholder’s Covered Securities are entitled to vote thereon: (i) appear at each such meeting or otherwise cause all such Covered Securities to be counted as present thereat for purposes of determining a quorum; and (ii) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) any written consents with respect to, all of their Covered Securities (in their capacity as record and beneficial owners of shares of Company Common Stock) (A) (x) to the extent the Written Consent or a Specified Superior Proposal Written Consent, as applicable, becomes revoked, rescinded, withdrawn, superseded, amended or modified in any way, in favor of the adoption of the Merger Agreement or Specified Superior Proposal Agreement, as applicable, and the approval of the Merger or Accepted Specified Superior Proposal, as applicable, and the other transactions contemplated by the Merger Agreement or Specified Superior Proposal Agreement, as applicable and (y) in favor of any other matters necessary for the transactions contemplated by the Merger Agreement or Specified Superior Proposal Agreement, as applicable, to be timely consummated; (B) against any action, agreement or transaction that would reasonably be expected to result in any of the conditions set forth in Article VII of the Merger Agreement (or similar article in the Specified Superior Proposal Agreement, as applicable) not being satisfied; and (C) against any action, agreement or transaction involving the Company that would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or Accepted Specified Superior Proposal, as applicable, and the other transactions contemplated by the Merger Agreement or Specified Superior Proposal Agreement, as applicable. Until the valid termination of this Section 2.d in accordance with Section 3.a.i, each Principal Stockholder shall (I) retain at all times the right to vote its Covered Securities in such Principal Stockholder’s sole discretion on any matters other than those set forth in this Section 2.d that are at any time or from time to time presented for consideration to the Company’s stockholders generally and (II) not consent, in its capacity as a stockholder of the Company, to matters inconsistent with the voting obligations set forth in the preceding clauses (A) through (C) of the previous sentence.

e. [Intentionally Omitted].

f. Non-Circumvention. Except (x) for any Transfers of Covered Securities not prohibited by this Agreement or (y) as otherwise required by Order of a court of competent jurisdiction, no Principal Stockholder will commit any act with the intent of restricting or adversely affecting such Principal Stockholder’s (i) legal power and authority in a manner that would prevent or disable such Principal Stockholder from performing any of its obligations under this Agreement, or (ii) right to vote (including by written consent) all of the Covered Securities then owned of record or beneficially by such Principal Stockholder as expressly required by this Agreement.

g. Transfer Restriction. None of the Principal Stockholders shall, without the prior written consent of the Special Committee: (i) directly or indirectly offer, sell, transfer, assign, exchange, gift, lend, pledge, hedge, hypothecate, encumber, or otherwise dispose of (including by sale or merger, by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any derivative arrangement with respect to (collectively, “Transfer”) or enter into any contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Securities or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law); (ii) create or permit the existence of any security interests, pledges, charges, easements, mortgages, adverse ownership interests, liens and any other similar encumbrances on any Covered Securities, other than Permitted Liens (but in the case of a Permitted Lien, only if such Permitted Lien does not in any way restrict, limit or interfere with the performance of the Principal Stockholders’ and Parent’s obligations hereunder); (iii) grant or permit the grant of any proxies or powers of attorney or other authorization or consent in or with respect to any Covered Securities with respect to the matters contemplated by this Agreement; (iv) deposit or permit the deposit of any Covered Securities into a voting trust or enter into a voting agreement or arrangement with respect to any Covered Securities, in each case that is inconsistent with this Agreement; (v) enter into any Contract or otherwise take any action that is inconsistent with or would in any way restrict, limit or interfere with the performance of the Principal Stockholders’ and Parent’s obligations hereunder; (vi) take any action that would make any representation or warranty of the Principal Stockholders or Parent contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Principal Stockholder or Parent, as applicable, from performing its obligations under this Agreement; (vii) commit or agree to take any of the foregoing actions; or (viii) approve or consent to any of the foregoing. Each Principal Stockholder agrees that such Principal Stockholder shall not request that the Company register any transfer of any Certificates or Uncertificated Shares or other uncertificated interest representing any Covered Securities made in violation of the restrictions set forth in this Section 2.g until the termination, in accordance with Section 3.a, of the obligations of the Principal Stockholders and Parent set forth this Section 2.g. If any involuntary Transfer of any of the Covered Securities shall occur (including, but not limited to, a sale by any Principal Stockholder’s trustees in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), such transferees (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee and of any subsequent transferees) shall take and hold such Covered Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination thereof in accordance with Section 3.a. Notwithstanding the foregoing, (a) each Principal Stockholder may Transfer such Covered Securities to any other Principal Stockholder or any of its Affiliates; provided, that, if the transferee is not already party hereto, the transferring Principal Stockholder shall deliver to Parent and the Company a counterpart to this Agreement duly executed by such transferee pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement and agree and acknowledge that such Person shall constitute a Principal Stockholder for all purposes of this Agreement; and (b) this Section 2.g shall not prohibit any Transfers in connection with the transactions contemplated by the Merger Agreement or the Rollover Agreements (including the Rollover). Any action taken in violation of this Section 2.g shall be null and void ab initio.

h. Waiver of Right to Appraisal. Each Principal Stockholder irrevocably waives and agrees it shall refrain from exercising any dissenters’ right or rights of appraisal under Section 262 of the DGCL at any time with respect to the Merger and any Accepted Specified Superior Proposal or the Merger Agreement or any Specified Superior Proposal Agreement.

i. No Legal Action. Each Principal Stockholder irrevocably waives and agrees it shall refrain from asserting any claim or commencing, joining or participating in any way (including, without limitation, as a member of a class) in any action, suit or proceeding challenging the Merger, any Accepted Specified Superior Proposal or the consummation of the transactions contemplated by the Merger Agreement or any Specified Superior Proposal Agreement, including, without limitation, (i) challenging the validity of, or seeking to enjoin the operation of, the Merger Agreement or any Specified Superior Proposal Agreement, or (ii) alleging a breach of any fiduciary duty (including, without limitation, aiding and abetting a breach of any fiduciary duty) by any one or more of the directors of the Company or the acquirer(s) in connection with the

Merger or the Merger Agreement or any Accepted Specified Superior Proposal or any Specified Superior Proposal Agreement; provided, that the foregoing shall not (x) limit any actions taken by any Principal Stockholder in response to any claims commenced against such Principal Stockholder or (y) be deemed a waiver of any rights of any Principal Stockholder for any breach of this Agreement by any other Support Agreement Party, or any other breach of any agreement entered into by any Principal Stockholder or any of its Affiliates in connection with the Merger or the Merger Agreement or any Accepted Specified Superior Proposal or any Specified Superior Proposal Agreement.

j. Permitted Dividend; Waiver. If a Parent Termination Fee contemplated to be paid pursuant to Section 8.3(c) of the Merger Agreement is paid to the Company, then the Company may pay the Permitted Dividend, and each Principal Stockholder hereby irrevocably waives its right to receive any portion of such Permitted Dividend with respect to its Covered Securities; provided, that, in the event the Merger Agreement is validly terminated pursuant to Section 8.1(f) thereof, the provisions of this Section 2.j shall no longer be effective. From the time of any termination of this Agreement pursuant to Section 3.a.i.3 following which a Parent Termination Fee is required to be paid pursuant to Section 8.3(c) of the Merger Agreement until the payment of a Permitted Dividend, no Principal Stockholder may Transfer such Covered Securities to any other Person unless Parent delivers to the Company an agreement by such Person to be bound by this Section 2.j as if such Person were a Principal Stockholder for purposes of this Section 2.j, for so long as this Section 2.j remains in effect, and any Transfer in violation of this Section 2.j shall be null and void ab initio.

k. Efforts. Each Principal Stockholder agrees to use reasonable efforts to cooperate with the Company by executing and delivering such further documents, certificates, agreements, and instruments and taking such other actions as may be reasonably requested by the Company to evidence or reflect the transactions and obligations contemplated by this Agreement, and to carry out the intent and purpose of this Agreement.

l. Disclosure of Information; Public Statements. Each Principal Stockholder agrees that the Company and the Buyer Parties (or equivalent parties in any Specified Superior Proposal Agreement) may publish and disclose in any filing with the SEC or any other Governmental Authority required under applicable Law, including the Information Statement (or equivalent disclosure with respect to any Accepted Specified Superior Proposal) and Schedule 13E-3, such Principal Stockholder’s identity and ownership of its Covered Securities and the nature of such Principal Stockholder’s commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an exhibit to the Information Statement (or equivalent disclosure with respect to any Accepted Specified Superior Proposal), Schedule 13E-3, or any other filing made by the Company or one or more of the Buyer Parties (or equivalent parties in any Specified Superior Proposal Agreement) with the SEC relating to the transactions contemplated by the Merger Agreement or any Specified Superior Proposal Agreement (provided that the Principal Stockholders shall have a reasonable opportunity to review and comment on that portion of any disclosure that identifies the Principal Stockholders by name prior to any such filing, and the other Support Agreement Parties will give reasonable and good faith consideration to such comments). The obligations of the Buyer Parties pursuant to Section 6.10 of the Merger Agreement shall apply to the Principal Stockholders, mutatis mutandis, including with respect to any Accepted Specified Superior Proposal.

m. Notice of Acquisition Proposals. Each Principal Stockholder agrees that it shall promptly notify the Special Committee in writing if any Acquisition Proposal is received by such Principal Stockholder or any of its Representatives.

3. Miscellaneous

a. Termination.

i. This Agreement shall terminate, and this Agreement will be of no further force or effect without liability of any Support Agreement Party to the other Support Agreement Parties, as applicable, upon the earliest of:

1.	the mutual written agreement of the Support Agreement Parties (in the case of the Company, acting on the recommendation of the Special Committee);

2.	the Effective Time; and

3.	a valid termination of the Merger Agreement in accordance with its terms.

ii. Notwithstanding the foregoing

1.	in the event of any termination of this Agreement, this Section 3 shall survive indefinitely;

2.	without limiting the foregoing clause (1), in the event of any termination of this Agreement pursuant to Section 3.a.i.2, Section 2.h and Section 2.i shall survive indefinitely; and

3.	without limiting the foregoing clause (1), in the event of any termination of this Agreement pursuant to Section 3.a.i.3 as a result of an Accepted Specified Superior Proposal:

a.	Section 2.a, Section 2.h, and Section 2.i shall survive indefinitely; and

b.

Section 2.c, Section 2.d, Section 2.f, and Section 2.k through Section 2.m shall survive until the earlier to occur of the termination of the Specified Superior Proposal Agreement or the consummation of the transactions contemplated thereby; and

4.

without limiting the foregoing clause (1), in the event of the termination of this Agreement pursuant to Section 3.a.i.3 following which a Parent Termination Fee is required to be paid pursuant to Section 8.3(c) of the Merger Agreement, Section 2.a, Section 2.j and Section 2.k, shall survive until the payment of a Permitted Dividend.

iii. Nothing in this Agreement will relieve any Principal Stockholder or Parent from any liability for any Willful and Material Breach of this Agreement, applying the definition of “Willful and Material Breach” set forth in the Merger Agreement to this Agreement, mutatis mutandis.

b. Amendment. This Agreement may be amended by the Support Agreement Parties prior to the Effective Time only by an instrument in writing signed on behalf of each of the Support Agreement Parties (in the case of the Company, acting on the recommendation of the Special Committee).

c. Assignment. No Support Agreement Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Support Agreement Parties (in the case of the Company, acting on the recommendation of the Special Committee). Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Support Agreement Parties and their respective successors and permitted assigns. Any purported assignment of this Agreement without the consent required by this Section 3.c is null and void.

d. Entire Agreement. This Agreement constitutes the entire agreement among the Support Agreement Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Support Agreement Parties with respect to the subject matter hereof.

e. Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Support Agreement Parties and their respective successors and permitted assigns.

f. Specific Performance. Each Support Agreement Party acknowledges and agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event any other Support Agreement Party does not perform the provisions of this Agreement in accordance with its specified terms or otherwise breaches such provisions. Each Support Agreement Party acknowledges and agrees that: (i) each other Support Agreement Party will be entitled, in addition to any other remedy to which it is entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (ii) the right of specific enforcement is an integral part of the agreement, and without that right, parties to the Merger Agreement would not have entered into the Merger Agreement and the Support Agreement Parties would not have entered into this Agreement. It is explicitly agreed that each Support Agreement Party shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the obligations of the other Support Agreement Parties hereunder. Each Support Agreement Party agrees not to raise any objections to (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and (ii) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of any other Support Agreement Party pursuant to this Agreement. Each Support Agreement Party agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Support Agreement Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Support Agreement Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Support Agreement Party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

g. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement, in furtherance of this Agreement, each Principal Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to Transfers of the Covered Securities in breach of Section 2.g (or, when the Transfer restrictions contained therein are applicable, the final sentence in Section 2.c or the final sentence in Section 2.j) (and that this Agreement places certain limits on the voting and transfer of the Covered Securities); provided, that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following (i) the termination, in accordance with Section 3.a, of the obligations of the Principal Stockholders and Parent set forth in Section 2.g or (ii) when applicable, the termination of the Transfer restrictions contained in the final sentence in Section 2.c or the final sentence in Section 2.j.

h. Special Committee Matters. Prior to the termination of this Agreement, without the prior written consent of the Special Committee, no Principal Stockholder shall take any action to (i) eliminate, dissolve or otherwise dismantle the Special Committee, (ii) revoke or diminish the authority of the Special Committee, (iii) increase the size of the Special Committee, or (iv) remove or cause the removal of any member of the Special Committee either as a director or as a member of the Special Committee. For all purposes hereunder, the Company shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed by the Special Committee or its designees. The Special Committee (and, for so long as the Special Committee is in existence, only the Special Committee) may pursue, exclusively on behalf of the Company, any action or litigation with respect to breaches of this Agreement by the Principal Stockholders or Parent. If, following any termination of this Agreement pursuant to which any provision of this Agreement survives pursuant to Section 3.a.ii of this Agreement, the Special Committee is no longer in existence, references herein to the Special Committee shall mean the directors of the Company who are “disinterested directors” (as defined in Section 144 of the DGCL) with respect to the transactions and acts contemplated by this Agreement, or any committee comprised of one or more of such directors.

i. Capacity. Notwithstanding anything herein to the contrary, each Principal Stockholder is signing this Agreement solely in such Principal Stockholder’s capacity as a stockholder of the Company, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions (including the exercise of fiduciary duties) in accordance with applicable Law of any Affiliate, employee or designee of the Principal Stockholder or any of its Affiliates in his or her capacity, if applicable, as an officer or director of the Company.

j. Merger Agreement Miscellaneous Provisions. Sections 1.3, 9.2 (with each Principal Stockholder initially having the same address as the Buyer Parties), 9.4, 9.9, 9.11, 9.12(a), 9.13, and 9.17 of the Merger Agreement shall apply, mutatis mutandis, to this Agreement.

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IN WITNESS WHEREOF, the Support Agreement Parties have caused this Agreement to be executed as of the date first written above.

MCW PARENT, LP
By: MCW Holdings GP, LLC, its General Partner

By:	/s/ Jonathan Seiffer
Name: Jonathan Seiffer
Title: President

GREEN EQUITY INVESTORS VI, L.P.
By: GEI Capital VI, LLC, its General Partner

By:	/s/ Jonathan Seiffer
Name: Jonathan Seiffer
Title: Senior Vice President

GREEN EQUITY INVESTORS SIDE VI, L.P.
By: GEI Capital VI, LLC, its General Partner

By:	/s/ Jonathan Seiffer
Name: Jonathan Seiffer
Title: Senior Vice President

LGP ASSOCIATES VI-A LLC
By: Peridot Coinvest Manager LLC, its Manager

By: Leonard Green & Partners, L.P., its Manager

By: LGP Management, Inc., its General Partner

By:	/s/ Jonathan Seiffer
Name: Jonathan Seiffer
Title: Senior Vice President

[Signature Page to Support Agreement]

LGP ASSOCIATES VI-B LLC
By: Peridot Coinvest Manager LLC, its Manager

By: Leonard Green & Partners, L.P., its Manager

By: LGP Management, Inc., its General Partner

By:	/s/ Jonathan Seiffer
Name:	Jonathan Seiffer
Title:	Senior Vice President

[Signature Page to Support Agreement]

MISTER CAR WASH, INC.

By:	/s/ John Lai
Name:	John Lai
Title:	President and Chief Executive Officer

[Signature Page to Support Agreement]